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EXHIBIT 99.1

RADNET, INC.
FOURTH QUARTER AND FULL YEAR 2007 EARNINGS CONFERENCE CALL
MARCH 31, 2008


OPERATOR:              Please stand by; we are about to begin.

                       Good day, ladies and gentlemen. Welcome to RadNet, Inc. Fourth Quarter and Full Year 2007 Earnings Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that today's conference is being recorded.

                       I'll now turn the conference over to Mr. John Mills (sp?) of ICR. Please go ahead, sir.

JOHN MILLS:            Thank you. Good morning, ladies and gentlemen, and thank
you for joining us today to discuss RadNet's fourth quarter 2007 earnings results. On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet; and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

                       Before we begin today, we'd like to remind everyone of the safe harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and therefore, undue reliance should not be placed upon them. For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet's recent 10K for the 12-month period ended October 31, 2006; Form 10K/T for the two-month transition period ended December 31, 2006; Form 10K for the 12- month period ended December 31, 2007, to be filed; and the 10Qs for the three-month periods ended March 31, June 30, and September 30, 2007, filed with the SEC.

                       And with that, I'd like to turn the call over to Dr. Howard Berger.

DR. HOWARD BERGER:     Thank you John. And good morning everyone, and thank you
for joining us today. On today's call, Mark Stolper and I plan to provide a brief review of our first full year since the acquisition of Radiologics, which occurred in November of 2006. We will also provide you with highlights from our annual and fourth quarter 2007 results, issue financial guidance for 2008, discuss in more detail some of our recently-announced initiatives, and talk about why we think we are positioned for further growth and success. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

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                       I'd like to start off today's call by saying that we are
extremely proud of what we have accomplished since acquiring Radiologics almost 15 months ago. As Mark and I were preparing our remarks for this call, we began to reflect on all that our Company has achieved in this short time. Much of what we have achieved has contributed to our better-than-projected performance in 2007, while some of our more recent accomplishments have yet to be realized in our financial statements. Though some of you on this call have tracked our progress throughout the last 15 months, I believe that it is worthwhile to reflect on many of our accomplishments, some of which were probably announced subsequent to our last conference call. After I discuss these accomplishments, I will turn the call over to Mark, who will review our 2007 annual and fourth quarter performance. I will conclude the prepared portion of the call this morning by discussing the future opportunities for RadNet and why I believe we are well positioned to remain a leader in the outpatient diagnostic imaging industry.

                       The principle reason for discussing our accomplishments is that I believe that these accomplishments when viewed as a whole contain several themes regarding our strategy that I believe cannot be emphasized enough. As I list these accomplishments and describe them in more detail, they illustrate the following elements of what we believe is essential to our success, including 1) our focus on operating dense geographic network of centers; 2) our emphasis on a multimodality approach, which includes the digitization of routine imaging exams such as x-ray and mammography; our enthusiasm regarding opportunities within women's imaging such as digital mammography and related procedures; 4) our willingness to more broadly define what investors had traditionally thought regarding what imaging can include, as illustrated by our recent entry into interventional radiology and more recently breast disease management; and 5) our requirement for partnering with a limited number of large, entrenched, and highly regarded regional radiology groups with whom we share a united vision for building our business.

                       To the extent that I can, I will list our accomplishments in chronological order, starting with the beginning of 2007 and ending with some of our most recent announcements subsequent to year end. The accomplishments are as follows: Throughout 2007, we fully integrated the Radiologics business into that of RadNet's. We recognized early in this process that there were elements of each Company that were superior to those elements of the other. We attempted to take a best-of-breed approach. Furthermore, we have benefitted from the many talented people within Radiologics, several of whom have become key members of our senior management team. During the integration of Radiologics, we were able to achieve the $11 million of targeted cost savings which we committed to achieving upon the announcement of the transaction back in July of 2006.

                       Throughout 2007, we successfully absorbed reimbursement cuts of approximately $16 million caused by the Deficit Reduction Act. In contrast, the vast majority of participants in our industry have recorded lower revenues and EBITDA in 2007 when compared with the 2006 year, the year prior to the DRA cuts.

                       Throughout 2007 and subsequent to year end, we invested significantly in our centers. Because equipment sales to outpatient centers for the large equipment manufacturers have been weak, we have been able to drive equipment purchases at very favorable prices. As an example of our investment in 2007, we installed 10 PET/CT scanners and completed the full digitization of all centers in the New York and Maryland markets, including the conversion to digital mammography.

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                       During 2007 we successfully exited our core...non-core
markets of Minnesota and Colorado through the sale of our imaging centers in those areas. We have been consistent in our strategy of operating only in markets where we have regional clusters and a strong competitive position.

                       In February 2007, we successfully listed RadNet for trading on the NASDAQ global market under RDNT. This event was the catalyst for our effort to make the Company more visible within our industry and the capital markets. Today, we have several astute and well-respected analysts who have written equity research about RadNet, and we are called upon by many of the large investment banks to participate as speakers at healthcare and investor conferences.

                       In June 2007, we engaged Ernst & Young as RadNet's new auditing firm.

                       In July of 2007, we acquired the Borg Imaging Group, our largest outpatient competitor, in Rochester New York. We successfully merged the two largest outpatient operators and radiology groups, making our subsidiary in Rochester the largest non-hospital outpatient provider in that market.

                       In August 2007, we contracted to provide certain management service to a group of 20 imaging centers formerly known as Nydic Open MRI. Nydic's lender had recently foreclosed on the assets of Nydic. We entered into a contract whereby we provide various management services and other operating metrics. In return, we receive monthly management fees.

                       In August 2007 and again in February of 2008, we increased our GE Credit Facilities by an aggregate of $60 million of term debt and up to $50 million of additional revolver capacity. We were able to raise additional debt during a time when the credit markets were and still are in turmoil. In a very uncertain economic environment, we are grateful that GE and the other members of our credit facility have continued to support our growth and success.

                       In September of 2007, we acquired three facilities in Victorville, California, making us the largest operator in a fast-growing market of San Bernardino County. Victorville's population has doubled since the year 2000, and combined with our pre-existing center in that market, we are now the clear leader in outpatient imaging in that region.

                       In October 2007, we acquired Liberty Pacific Imaging in Encino, California, providing RadNet with unique consolidation opportunities in one of its strongest markets of the San Fernando Valley of Los Angeles.

                       During the third and fourth quarters of 2007, we expanded four women's imaging centers to accommodate greater demand in New City, New York, and in the California markets of Beverly Hills, Orange County, and San Jose County. As I will discuss shortly in more detail, we continue to believe that women's imaging is vastly underserved.

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                       During the fourth quarter of 2007, we began construction
to substantially replace three older radiologic centers in Pleasanton and San Jose, California, and Tuckahoe, New York. These facilities required expansion and/or rebuilding in order to remain competitive in their respective markets. These replacement facilities will commence operations in the second quarter of 2008 and should contribute meaningful to our performance this year.

                       During 2007, we migrated onto one Company-wide backend billing system and general ledger accounting system. Although we experienced some short-term issues with the conversion process, we are substantially complete with the process at this time and believe that the upgraded systems are necessary to scale our business in the future.

                       During the fourth quarter of 2007, we successfully restructured and expanded two of our largest and most successful hospital joint ventures in Maryland. In one case, we increased our ownership percentage. In the other, we allowed our joint venture partner to purchase a greater share. Both restructurings will result in higher management fees for RadNet and significant operational expansion.

                       During the fourth quarter of 2007, we constructed our second California interventional radiology center. The center in Rancho Mirage, California in the Palm Springs area, will commence operation during the second quarter of 2008.

                       In February of 2008, we acquired Rolling Oaks Radiology Imaging Centers in West Lake Thousand Oaks market of Los Angeles. Rolling Oaks was our largest outpatient competitor in that market, and with the acquisition of certain centers from InSight Health Systems which we announced earlier this month, we will be the only non-hospital outpatient imaging provider in this market. West Lake Thousand Oaks is an affluent suburb of Los Angeles that has attractive payer dynamics and growth opportunities.

                       In February 2008, we announced the acquisition of six Southern California imaging centers from InSight Health Systems, which will provide further consolidation opportunities with existing RadNet centers in West Lake Thousand Oaks and the San Fernando Valley. We anticipate closing this transaction some time in April. The transaction will result in cost savings and will provide us with what we call in-market consolidation opportunities. Two of the InSight centers will close, and their business will be moved to existing RadNet facilities. We will also move certain equipment acquired in this transaction and redistribute them, or relocate them, to existing RadNet centers, allowing us to optimize our capabilities and better service our patients.

                       In March 2008, we completed the acquisition of Papastavros Imaging, a 12-center operator in Delaware, expanding our mid Atlantic presence beyond the Maryland border. Papastavros will become a platform for growth in that new market. We are excited about the potential expansion opportunities that may exist for us in Delaware.

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                       And most recently in March 2008, we announced our entry
into breast disease management through the acquisition of breast oncology and breast surgery practices in Southern California. Initially, we are operating at four locations in concert with our largest women's imaging center in Orange County, California. The opportunity for us to provide a continuum of care to women with breast cancer all the way from diagnostic through treatment allows us to capture a larger revenue stream and increase our service capabilities.

                       As the list of accomplishments illustrates, we had a very busy 15 months. We continue to believe that 2008 will present us with opportunities which we hope and anticipate will provide shareholder value. The DRA continues to have a dramatic impact on the health and landscape of our industry and believe that we are well positioned to continue on the path we paved in 2007.

                       At this time, I would like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our full and fourth quarter performances. When he is finished, I will conclude our prepared remarks and some of my thoughts about what 2008 may have in store for RadNet.

MARK STOLPER:          Thank you, Howard. And thank you all for participating in
our fourth quarter and full year 2007 conference call. I'm now going to briefly review our full year 2007 and fourth quarter performance and attempt to highlight what I believe to be some material items. I will also attempt to give some further explanation of certain items in our financial statement, as well as provide some insight into some of the metrics that drove our fourth quarter and full year 2007 performance.

                       In my discussion, I will use the term EBITDA, which is a non-GAAP financial measure. The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishments, and non-cash equity compensation. EBITDA includes equity earnings and unconsolidated operations and subtracts minority interest in subsidiaries and is adjusted for non-cash extraordinary and one-time events taken place during the period.

                       As many of you may be aware, we delayed our 10K filing by approximately two weeks from our intended filing date of March 17 to give us and our auditing firm, Ernst & Young, additional time to complete the audit of our financial statements. As some of you have read in our press release this morning, the additional time was necessary to identify, analyze, and adjust for two accounting issues; one pertaining to our medical malpractice insurance and the other relating to the collectability of old accounts receivable. Before I begin reviewing the 2007 full year and fourth quarter performance, I'd like to take a few moments to explain the two issues in greater detail which required us to take certain non-cash accrual adjustments to our 2007 financial statements.

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                       The first issue, regarding our malpractice policy,
resulted in our addition of a $1.7 million liability at December 31, 2007, relating to incurred but not reported, otherwise known as IBNR, malpractice claims. We have what's called a claims-made policy, and we determined we were not adequately reserved for IBNR exposure. We engaged a third-party actuarial firm to calculate our accurate IBNR exposure, which approximates the cost of tail coverage should our malpractice insurer go out of business or should we stop paying premiums as of December 31, 2007. Also related to this issue, we recorded a non-cash expense of $170,000 for the year ended December 31, 2007, for medical malpractice, the portion of the liability we booked associated with 2007. In order to avoid this issue in the future, we will get an actuarial update every quarter and true-up our liability to the updated IBNR calculation.

                       The second issue involved a revision to our estimated collectability of accounts receivable on our balance sheet related to dates of service prior to December 31, 2006. Following an in-depth analysis performed by us and audited by Ernst & Young, including the analysis of historical collection statistics by payor and by aging, we determined to record an $8.5 million non-cash allowance related to these 2006 and prior accounts. In May of 2007, we converted certain accounts receivable balances, including those for which the additional reserve is being recorded, to the Radiologics billing system and changed the personnel responsible for collecting these accounts. We believe this conversion materially contributed to slower-than-anticipated collections on these accounts in question, resulting in our decision to revise our estimate of their future collectability. Although it is possible that we may still collect a portion of that which we are reserving, we believe at this time that the adjustment is prudent and appropriate.

                       I cannot emphasize the following point enough. This issue regarding collectability of 2006 and earlier accounts receivable had no impact on our accounts receivable or our revenue recognition related to fiscal 2007. As part of the exhaustive study that we performed with Ernst & Young, we analyzed the revenue that we recorded in 2007 and its future collectability. Both we and Ernst & Young deemed our collectability estimate as of December 31, 2007, for 2007 dates of service, to be appropriate. As a practical matter, cash collections have been strong. Through March of 2008, we have already collected approximately 90% of the revenue that we accrued for in 2007.

                       From an accounting perspective, the $8.5 non-cash adjustment is what is termed a change in accounting estimate related to a prior period. As such, the proper accounting procedure is to book the non-cash adjustment in the current accounting period, i.e. the fourth quarter, even though the adjustment is to correct a prior-period estimate. Thus, the result of this accounting adjustment in the fourth quarter distorts the quarter's and the full year's performance by decreasing our net accounts receivable at year end by $8.5 million and more notably, lowering our revenue by $8.5 million. Thus for the purpose of this call, I will talk about adjusted revenue, defined as revenue adjusted by backing out this $8.5 million accounting entry.

                       With all that said, I'd like to now review our full year 2007 and fourth quarter results. For the year ended December 31, 2007, RadNet reported adjusted revenue of $434 million. Adjusted revenue increased 4.3% from $416.3 million, which would have been the revenue in 2006 if the RadNet/Radiologics combination had occurred prior to January 1, 2006. For 2007, we reported EBITDA of $85.3 million. EBITDA increased 9.5% from $77.9 million over the prior pro forma 2006.

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                       It's important to note that adjusted revenue and EBITDA
for 2007 is reflective of the full impact of the Deficit Reduction Act Medicare reimbursement cuts, whereas 2006 pro forma results to which I am comparing them do not include these reimbursement cuts. The negative impact from the DRA was approximately $16 million of both adjusted revenue and EBITDA for RadNet in 2007. I mention the DRA to highlight the following point. When compared with 2006, a period not subject to the DRA, our 2007 results of increased adjusted revenue and EBITDA illustrate that we have substantially improved operational performance. This has been achieved through increasing scan volumes at our centers and lowering our operating costs. Overall, we performed 2,709,502 procedures in 2007 as compared to 2,540,945 total procedures in pro forma 2006. This is an overall increase of 6.6%. MRI procedures increased 5.6%; CT procedures increased 3.5%; PET CT procedures increased 22.2%; and routine imaging procedures--this includes x-ray, ultrasound, mammography, and all other exams--increased 7.1% in fiscal 2007.

                       Net loss for the year, not backing out the $8.5 million accounts receivable allowance accrual, was a negative 18.1 million, or $0.52 per share, compared to a net loss of 6.9 million, or $0.33 per share, reported for the fiscal year ended October 31, 2006.

                       Affecting 2007 net income were certain non-cash expenses and one-time nonrecurring items, including the following: The $8.5 million reduction of 2007 revenue related to the increase in allowance for accounts receivable from dates of service prior to 2006, which we've discussed in detail earlier; $3.3 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; a $1.9 million gain on the sale of a joint venture interest; $1.6 million of non-cash deferred financing expense related to amortization of financing fees paid as part of the $405 million credit facilities drawn-down in November of 2006 in connection with the Radiologics acquisition and the incremental $25 million term loan and revolving credit facility arranged for us by GE in August, 2007; $1 million of severance pay associated with the termination of certain employees related to achieving the previously-announced cost savings during the Radiologics integration and a payment to an employee to settle an employment-related dispute; $934,000 of retention payments to key Radiologics employees for certain agreements entered into at the closing of the Radiologics acquisition; $820,000 of non-cash loss on the fair value of interest rate hedges related to the Company's credit facilities; and a $600,000 non-cash accrual for a stock compensation-related bonus.

                       With regards to some specific income statement accounts, interest expense for 2007 was approximately $44.3 million. This was negatively impacted by $1.6 million of non-cash amortization of financing fees and $820,000 from a non-cash loss related to a mark-to-market of an interest rate hedge both of which I touched on earlier.

                       For 2007 bad debt expense was 6.3% of adjusted revenue. This was inline with our expectations as we had a structural increase in bad debt as a percentage of our adjusted revenue because of the addition of a Radiologics subsidiary. As we discussed on our last quarter's call, the bad debt

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percentage of our Radiologics subsidiary is higher than the rest of RadNet because it performs on behalf of its physician partners substantial billings from hospital operations for which it receives a management fee. Hospital settings regularly have bad debt expense that far exceeds that of free standing imaging centers. It is important to note that the bad debt percentage of Radiologics and RadNet excluding the Radiologics subsidiary did not change materially as compared with itself over the same period last year.

                       With regards to our balance sheet, as of December 31, 2007 we had $421.8 million of debt and we were drawn down $4.2 million on our $55 million revolving line of credit. Since December 31, 2006 accounts receivable increased approximately $16.5 million resulting from increased business, acquisitions, and the credentialing of new physicians staffing several of our Northern California facilities and recently acquired centers. We have working capital of $23.2 million at December 31, 2007. During the year we entered into capital leases of $19.6 million and repaid $10.4 million of notes and leases payable and net payments of $3.8 million on our line of credit. We had cash capital expenditures net of asset dispositions of $22.5 million during 2007.

                       I will now discuss our 2008 guidance. As some of you saw this morning in our press release we issued guidance ranges for our 2008 expected performance. The metrics are as follows: for revenue, our guidance range for 2008 is 470 to $500 million. For adjusted EBITDA our guidance range for 2008 is 100 to 115 million. For capital expenditures our guidance range is 15 to $20 million of maintenance capital expenditures plus growth expenditures of up to $25 million. And for 2008 our cash interest expense guidance is between 46 and $52 million. Although we have not formally broken out our guidance by quarter we expect revenue and adjusted EBITDA will increase as the year progresses. This should be the result of the contributions from acquired operations and initiatives in progress that will come on line throughout 2008.

                       I'd now like to briefly discuss the performance of the fourth quarter of 2007. For the fourth quarter of 2007 we reported adjusted revenue of $110.9 million and EBITDA of 20.4 million. Adjusted revenue increased 8.4% and EBITDA increased 18.7% respectively over the prior period's pro forma quarter. The results reflect improved volume in margin performance from existing imaging centers as well as cost savings measures, the combination of which helped to offset the negative reimbursement effects of the Federal Deficit Reduction Act.

                       For the fourth quarter of 2007 as compared to the prior year's pro forma quarter MRI volume increased 3%, CT volume increased 2.5%, PET CT volume increased 31% and routine imaging procedures which includes x-ray, ultrasound, mammography and all other exams increased 11.2%. On a same center basis which measures sites only if they were open for the full period in both 2007 and 2006 MRI procedures increased 2.7%, CT procedures increased 1.1%, PET CT procedures increased 31%, and routine imaging procedures including x-ray, ultrasound, mammography and all other exams increased 8.6%.

                       Net loss for the fourth quarter was $11.7 million or $0.33 per share which is inclusive of the $8.5 million non-cash allowance adjustment which compares to a net loss of $11 million or $0.35 per share reported for the two month period ended December 31, 2006. Affecting net income

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in the fourth quarter of 2007 were certain non-cash expenses and one time nonrecurring items including: the $8.5 million non-cash allowance adjustment to AR and revenue, $1.9 million gain on the sale of joint venture interests, $500,000 non-cash loss on the fair value of interest rate hedges related to the company's credit facilities, $400,000 non-cash employee stock compensation expense resulting from adjusting of certain options and warrants and approximately $400,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our $405 million credit facilities drawn down in November 2006 and in conjunction with the incremental $25 million term loan and revolving credit facility arranged by GE in August of 2007.

                       With regards to our liquidity and capital resources, in February 2008 GE arranged for us an incremental $75 million as part of our existing credit facilities. The incremental facility consists of an additional $35 million as part of our second lien term loan and $40 million of additional capacity under our existing revolving line of credit. The incremental facility was used to fund the acquisition of Papastavros Imaging and a portion of our digital mammography initiative and will be used to fund future acquisitions such as Insight Health Systems acquisition and to fund working capital. With the recent increased size in our credit facilities which we completed in one of the most challenging credit markets in recent history we believe that our current capital structure provides us sufficient financial flexibility to effectively execute our growth plans. Additionally, the difficult credit market has significantly impacted the access to capital of our competitors, especially small operators. We believe this will result in further opportunities for us in the future.

                       I'd now like to turn the call back to Dr. Berger who will discuss his views with respect to 2008 and make some closing remarks.

DR. HOWARD BERGER:     Thank you Mark. I'll make my comments brief as the call
is running a little bit late here. In short, the opportunities that we encountered and pursued in 2007 has built a foundation for what I believe is a very exciting opportunity for 2008. For my earlier review of our accomplishments over the last 15 months it is obvious that we have been aggressive in our approach to expanding the business. In the aftermath of DRA I believe that the types of opportunities we saw in 2007 will continue. There will be further consolidation in the industry, smaller operators will probably continue to go out of business, and there will be opportunities to buy new and used equipment at favorable prices. We also believe very strongly there will be further pressure on those who abuse imaging through self-referral and block leasing arrangements. Our industry will continue to grow like it has for each of the last 20 years. What we do is essential to how medicine is practiced today. Technological advances will continue to drive further applications. That being said, 2008 will be a year of digestion. What I mean by this is that we are extremely focused on optimizing the many initiatives to which we have dedicated our time and efforts in 2007. We have worked very hard to pursue these initiatives and we are determined to ensure that they will reap their full benefit. We have grown rapidly and absorbing that growth in a way which optimizes our operations will be a priority in 2008.

                       I will close by reiterating what I touched on during the last conference call by saying that I can't remember a time in which I've seen more and been more excited about the future growth prospects and the opportunities that lay ahead for our company. Particularly included in that are

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the opportunities that we see in a comprehensive breast disease management initiative that will be kicked off in the second quarter of 2008. With the momentum we take into 2008 we see a bright future for the company, a future that will transform not only our company but perhaps will have a hand in bringing change to the outpatient imaging industry itself.

                       Operator, we are now ready for the question and answer portion of the call.

OPERATOR:              The question and answer session will be conducted
electronically. To ask a question please press the star key followed by the digit one on your touchtone telephone. If you are using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that's star one for questions.

                       We'll have our first question from Art Henderson, Jeffries & Company.

ART HENDERSON:         Good morning, thanks for all of the detail. A couple of
questions for you: first in terms of your guidance could you sort of describe what sort of assumptions that you're getting to get to the low end versus the high end of the EBITDA guidance for '08?

DR. HOWARD BERGER:     Sure Art. The lower end of the guidance would anticipate
the current operations along with the addition of the already announced initiatives that we have publicly disclosed. For example, the Rolling Oaks transaction, the Insight transaction that we're about to close, and incorporating with that the acquisitions that occurred in the fourth quarter of last year that will become fully implemented in 2008.

                       The higher end of the range would really include some contribution from the expansion that I talked about of some existing centers, replacement of the three centers that we talked about in the Radiologics markets that needed replacement, as well as contribution from breast disease, management, and the other new center that we built in Rancho Mirage. We're at this point not able to as accurately quantitate the amount of that impact, but the successful operation of those would get us to the higher end of those ranges.

                       The range does not talk about any further acquisitions or other activities other than what we've already talked about in the prior remarks.

ART HENDERSON:         Okay. That's helpful. I know just to sort of touch on
something you just said then. Should we expect that '08 is going to have--that you're going to be doing fewer acquisitions this year that you're going to spend more time integrating or are you going to try and keep a balance of looking for certain things?

DR. HOWARD BERGER:     Well, I think the last comment the balance is probably
the way we'll approach this. The main focus as I mentioned is to make sure that all of the initiatives in 2007 as well as the first quarter get the full opportunity for contribution to the company's performance. We will look at acquisitions, which we find attractive in terms of consolidation opportunities, but that will be something that we'll probably be less aggressive about in the first two or three quarters of this year.

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                       One of the other things that we again will be putting a
lot of emphasis on is the breast disease management, which will essentially get us into oncology and other exciting opportunities.

ART HENDERSON:         Yes, and I'm glad you mentioned that. Can you talk about
that a little bit more in detail as to what you're thinking and how that gets rolled out and what the opportunities are in breast disease management?

DR. HOWARD BERGER:     Yes. It is pretty well accepted throughout the industry
that the entire process for a woman who has an abnormal mammogram and then ultimately perhaps gets diagnosed with breast cancer can be a lengthy and very anxious period of time for a woman. Statistically speaking, about one out of every eight women will develop breast cancer at some time in their life. And generally the process by which a woman goes through this is the first have a mammogram, have to come back if it's suspicious or abnormal. Once the abnormality is further defined, there may be biopsies necessary, which generally can be performed in our imaging centers either stereopathic ultra sound and now even MRI guided biopsies. Once the diagnosis is more fully established there has to be a referral to a surgeon, the surgeon then perhaps does some of their own diagnostic work up, including other more definitive surgery and biopsies. And then the patient then gets referred to an oncologist. That process is not uncommonly taking women six, eight weeks, sometimes three months during which, as you can well imagine it completely puts them out of commission, as well as the anxiety for their family.

                       What we are doing is incorporating that entire process into one center or groups of centers that will allow women to have the mammogram, the diagnosis, being immediately referred to one of our surgeons, and then ultimately in concert with our oncologist and streamline the procedure. One of the things that makes this exciting and effective is that we will be able to capture in an integrated manner all of the imaging, which has become so critical for the diagnosis and treatment of breast cancer.

                       The newer applications that have been developed really in the last couple of years including PET CT, breast MRI scanning, newer types of diagnostic mammography, biopsy procedures, and other specialty imaging has transformed the way breast oncology--breast cancer is practiced. And by having this in an integrated model it will allow us to both streamline the process through which a woman gets the diagnosis and ultimately starts treatment. And will allow us to include within that the ability to capture all of the imaging and perform it we believe at a much higher level.

                       The potential implications of that for our centers is that based on this model and with the large number of women's health centers that we have--imaging centers in particularly Southern California and starting now in Northern California will allow us I think to integrate all of these processes and make this a far better outcome for the patients and a better business opportunity for us.

                       To initiate this we have purchased the practices of three of the most prominent surgeons and oncologists in all of Southern California. The entity is known as Breast Link, which is a trademark name and can be looked up on the internet. And it involves people who have worked at the highest academic levels here in California and who have established a reputation and only handle breast cancer as part of their practice.

                       So, we see this as an opportunity different from the way perhaps others have begun to approach oncology through radiation therapy and have focused our attention really on the medical oncology side starting first with breast cancer. And perhaps looking for opportunities to expand that and, again, be able to capture the imaging and other specialty procedures associated with this very serious disease.

ART HENDERSON:         Okay. Great. That's very helpful. Thanks very much.

OPERATOR:              We'll go next to Ann Hynes, Leerink Swann.

ANN HYNES:             Thank you. Getting back to guidance, can you give us your
assumptions for organic growth of the new model when it comes to volume, pricing, bad debt?

MARK STOLPER:          Sure. With respect to volumes, we're assuming a 3%
increase in our volumes.

ANN HYNES:             Overall?

MARK STOLPER:          Overall, correct. We would expect, you know, at a blended
basis we expect the PET CT obviously to continue to grow, you know, faster than that. But, you know, we're taking a conservative approach with respect to our base business. With respect to bad debt, we assume between a 6% and 7% percentage of net revenue, which is where it is today. Which is reflective of the higher bad debt percentage that Radiologics has because of its hospital based billing contracts.

ANN HYNES:             Okay.

MARK STOLPER:          And what was the third part of your question?

ANN HYNES:             Pricing.

MARK STOLPER:          Pricing we assume--my model assumes a 1% decrease in
overall private pay or pricing.

ANN HYNES:             Okay.  And when you said you have taken a conservative
approach to your base business, is that economy driven or do you think you're just being conservative and leaving room for upside?

MARK STOLPER:          Well, I've said this a number of times to folks is that,
you know, we've been growing faster than 3% as evidenced in our, you know, press releases or the last few quarters. But, you know, at some point you run into capacity issues. At some point, you know, pace in care can deteriorate. You can't always continue to grow your business at the types of, you know, same store sales levels that, you know, we have today. So, my long-term model has a 3% same store sales growth rate to it and that's what we're comfortable in, you know, in incorporating in our guidance.

ANN HYNES:             And does your guidance include any other markets that you
would input some of the digital mammography? Don't you have some capacity in California to upgrade that technology or your recent acquisition in Delaware?

DR. HOWARD BERGER:     Yes, Ann, Delaware has no digital mammography currently
and that is in our plans to implement that just like we have now done and almost completely finished in Maryland. And there are some additional digital mammography expansion opportunities here in California, although we've been working really on that program now for the last six months.

ANN HYNES:             Okay. And just one last question. Are you providing any
kind of free cash flow guidance?

MARK STOLPER:          Not explicitly, but if you were to take the EBIDTA range
that we gave, we also gave a maintenance level cap ex number as well as a expected cash interest.

ANN HYNES:             Yes. Okay.

MARK STOLPER:          Or actually total interest expense number. So, we, I
believe, gave you enough information to back into, you know, kind of a steady state (sp?) free cash flow number.

ANN HYNES:             Okay. Great. Thank you.

MARK STOLPER:          You're welcome.

OPERATOR:              We'll go next to Rob Maine, Morgan Keegan.

ROB MAINE:             Good morning. One follow-up to the question on the same
store growth. I might have missed it, Mark, but did you give a same store fourth quarter growth in overall procedures? I have the specialties.

MARK STOLPER:          I believe I did. Let me go back to my own notes here.
Yes, the routine procedures, which includes the x-ray ultra sound and mammography, Rob.

ROB MAINE:             Right.

MARK STOLPER:          The same store sales growth was 8.6%.

ROB MAINE:             Right. No, my question is if you look at all procedures,
routine, plus PET, plus CT, plus (cross talk)?

MARK STOLPER:          Oh, no I did not do that as an average. But I can--but
off line I'm happy to do that for you. It's not a difficult calculation.

ROB MAINE:             Okay. I would imagine that on a weighted basis it could
be closer to that routine number than where you were for MRI and CT, right?

MARK STOLPER:          It weights closer to that because, you know, almost 77%
of our business on a volume basis, on a scan basis is routine.

ROB MAINS:             Okay, fair enough. When, if I look at the guidance for
EBITDA and, you know, kind of back into where the margins are it's obviously above where you were in the fourth quarter on, you know, kind of a steady state basis. Is that a reflection of seasonality that we should be building into the fourth quarter because you mentioned that you had, you know, some timing issues that happen in Q4 or is there some pretty significant improvements that you're expecting on an operating EBITDA basis as well?

DR. HOWARD BERGER:     Rob, I think there is some seasonality that we saw last
quarter, the fourth quarter related both I think to some adverse weather conditions on the east coast as probably most of you who are on the call are from the east coast know that December, January and even into February was a rather severe winter and it did affect a number of our centers, even those that are used to some of the harshest conditions perhaps like in Rochester but that being said, the other part of that was the way the holidays fell out this year. Both December 25th and January 1st were on Tuesday, I believe and had a substantial impact on lower volumes during those two weeks than we might experience in a year where the holidays fall out either on a Monday or a Friday. I believe that, you know, based on the experience that we had in the fourth quarter we will project some seasonality and impact and see some impact this year in the fourth quarter again as I think that the holidays flipped from Tuesday to Thursday which doesn't necessarily make it better for us but we nonetheless having had that experience of last year we will certainly I think reflect to do a little bit less. That being said, the fourth quarter though should be benefited by all of the initiatives that we described being fully operational by the fourth quarter, by the third and fourth quarter actually. And so it will make it a little bit more of a challenge for us to compare the fourth quarter of this year to the fourth quarter of last year as we outline a lot of the changes that occurred to the company based on acquisitions, expansion of centers and the implementation of basically four or five new centers.

ROB MAINS:             Okay so, on a margin basis then with what you experience
in the second and third quarter we should view as kind of more normal than what happened in the fourth?

DR. HOWARD BERGER:     I would say it's on the low side.

ROB MAINS:             Okay.

DR. HOWARD BERGER:     The low side. I would expect it to be a little bit
better. Remember by the, certainly by the end of next year all of the, all of the integration opportunities, you know, for Radiologics will have been completely realized so that there will be some other benefits I believe, you know, in each of the quarters of this year and particularly in the second, third and fourth.

MARK STOLPER:          Yes, I mean our EBITDA margin is running, you know, close
to 20%, maybe a hair higher than 20% now and we believe that there is an opportunity to increase that by, you know, two to 300 basis points.

ROB MAINS:             Okay, great. Apropos to that, it's been about four months
since, you know, you first talked about Papastavros. Anything changed there in terms of the profile of the whole operation, you know, revenues, margins, anything like that improved?

DR. HOWARD BERGER:     No, not that we've seen. We're very comfortable with the
practice. We think there is a lot of growth opportunity. There has been underinvestment in both systems and equipment in that market, particularly as I mentioned earlier we will be implementing a full digital mammography there which, you know, given their volumes will have a substantial impact on their revenue along with some other initiatives that we have. So we view the Papastavros acquisition every bit with as much enthusiasm as we did when we first announced it. And we have been keeping very close to the operations there ever since we announced the acquisition.

ROB MAINS:             Right and then just to clarify, the full digital
conversion, full digital mammo conversion there that is embedded in your cap ex and revenue EBITDA guidance?

DR. HOWARD BERGER:     Yes it is.

ROB MAINS:             Papastavros, okay. Then last question, the cash interest
expense guidance for '08 - you talked about the items that made GAAP interest expense different from cash in '07, do those go away for the most part in '08?

MARK STOLPER:          No, those will continue. The deferred financing costs
which is related to the GE credit facilities is being amortized over the life of the credit facility so those have another five years before they run off and it's being amortized on a straight line debt basis. The swap is a little more difficult to predict because essentially that one swap which goes through our P&L is mark-to-market every month and to the extent that we have a loss on the mark-to-market that it's a non-cash hit to our interest expense to the extent that that month is a gain, it's a benefit to the interest expense so, you know, what that swap is doing is providing more volatility in our income statement. But it's and it's obviously very difficult to predict. That one particular swap however, does expire in April of next year so at least it will be off our P&L at that point.

ROB MAINS:             Okay, so for modeling purposes we've got to add at least
an extra 1.6 million.

MARK STOLPER:          Well I mean...

ROB MAINS:             There's no deposit benefit from the swap.

MALE SPEAKER:          The interest expense - I'm sorry Rob I misunderstood your
original question. The interest expense number that that's there is a total interest expense not a cash interest expense.

ROB MAINS:             Okay.

MARK STOLPER:          So it compares to the interest expense that you see on
our income statement this year which was, you know, a hair more than 44 million.

ROB MAINS:             Right. Okay, that's very helpful. Thanks a lot.

MALE SPEAKER:          You're welcome.

OPERATOR:              That concludes our question and answer session. I'll turn
the conference over to Dr. Berger for additional or closing remarks.

DR. HOWARD BERGER:     I want to thank you all for joining us this morning and
taking the time out of your busy day. I hope that the conference has been useful in giving you some insight to the company's performance and initiatives and we look forward to talking to you again when we have our earnings call for the first quarter which would be in May, late May. But thank you all and have a good day.

OPERATOR:              That concludes today's conference. You may disconnect at
this time.

RADNET, INC.
FIRST QUARTER 2008 EARNINGS CONFERENCE CALL
MAY 12, 2008

OPERATOR:              Please stand by; we're about to begin. Good day, ladies
and gentlemen. Welcome to the RadNet Incorporated First Quarter 2008 Earnings conference call. At this time all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

                       I would like to remind everyone that today's conference is being recorded and would now like to turn the conference over to Mr. John Mills of ICR. Please go ahead, sir.

JOHN MILLS:            Thank you. Good morning, ladies and gentlemen, and thank
you for joining us today to discuss RadNet's first quarter 2008 earnings results. On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and Mark Stolper, Executive Vice President and Chief Financial Officer.

                       Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and, therefore, undue reliance should not be placed upon them. For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet's recent 10-K for the 12-month period ended October 31st, 2006; Form 10-KT for the two-month transition period ended December 31st, 2006; Form 10-K for the 12-month period ended December 31st, 2007; and 10-Qs for the three months period ended March 31st, 2007; June 30th, 2007; and September 30th, 2007, filed with the SEC.

                       And with that, I would like to turn the call over to Dr. Howard Berger.

DR. HOWARD BERGER:     Thank you, John. Good morning everyone and thank you for
joining us today. On today's call Mark Stolper and I plan to provide you with highlights from our first quarter 2008 results, reaffirm our financial guidance for full year 2008 and discuss in more detail some of our recently announced initiatives and discuss their future contributions to our Company's growth. After our prepared remarks, we will open the call for your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

                       We are pleased with our progress in the first quarter of 2008, not only because the financial results reflect increasing volumes, revenue and EBITDA from the prior year's quarter, but also because of our completion of a number of key operational accomplishments. I believe our operational accomplishments will set the stage for a significant improvement in our financial performance during the rest of the 2008 fiscal year.

                       During this quarter, among other things, we substantially completed the installation and transition of our Maryland operations to full digital imaging and particularly digital mammography. We completed the construction of our second interventional radiology and imaging center, this facility located in Rancho Mirage, California. Open for business during the first week in May, it complements our portfolio of multi-modality services in the Palm Springs/Palm Desert market, a market where we already have six other imaging centers and where we have substantial backlogs in all modalities.

                       We replaced two centers that we acquired as part of Radiologix acquisition in Yonkers, New York, and Pleasanton in California. These centers opened for business in April and May, and we are encouraged by the opportunities we are seeing in these markets. We completed the acquisition of the Papastavros Group of imaging centers in the middle of March. We also invested in Papastavros during a transition to digital mammography, which will be completed prior to the end of this quarter.

                       We acquired the Rolling Oaks imaging centers in Westlake/Thousand Oaks, California in February. We expanded two newly restructured joint ventures with Carroll County and St. Joseph's hospitals in Maryland, and we have installed five additional MR systems with, in our existing network of centers on the east coast.

                       We have a dynamic business, and we believe the accomplishments which I have just listed have brought us to what I would like to call an inflection point. I believe these initiatives will create a catalyst for future growth similar to that which was created through our acquisition of Radiologix in October of 2006. I use the term "inflection point" because I believe we have reached a moment in time when we are poised for significant financial growth and improvement. Why do I say this? I say this for two reasons. First, we have yet to see the financial contributions from many of the endeavors I have just described. All of these acquisitions and initiatives should contribute materially to our second quarter and subsequent quarters.

                       Second, during this quarter, and even going back to the fourth quarter of last year, many of these investments were associated with, not merely investments in capital equipment, but also took the form of additional expenses we incurred related to operating personnel, modifying field level operations and protocols and reshaping the regional operations. We believe these additional expenses, although impacting our profitability and margins in the fourth quarter of last year and the first quarter this year, are expenditures which will drive the Company's performance in the coming months. These expenses include: expenses incurred in the training of our operations personnel and radiologist partners and through creating new operating protocols related to our digital mammography transition; additional legal and other accounting expenses and consulting expenses related to the completion of our acquisitions and business expansion; and expenses that we were unable to capitalize relating to our building the new interventional centers in Rancho Mirage and the replacement centers in Yonkers and Pleasanton in California.

                       Thus, the inflection point is a point when our financial results should reflect both the contribution of our recent initiatives and the elimination of the associated up-front expenses of completing these initiatives. In addition to absorbing some of these expenses associated with our growth initiatives, the first quarter results also reflected some seasonality we felt in January. Our January results were negatively impacted by both the undesirable timing of the New Year's holiday this year and several days of bad weather on the east coast. We observed, we have observed significant improvement in our volumes in February and March, the momentum of which has continued rather dramatically into the second quarter.

                       Furthermore, we are seeing more opportunities than ever to continue to grow the Company. We are being contacted almost daily about new acquisition opportunities and continue to see many of the smaller "mom-and-pop" operators struggling to compete. The DRA continues to have a dramatic impact on the health and landscape of our industry. We believe that we are well positioned for the remainder of 2008 to take advantage of this changing landscape.

                       At this time I'd like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our first quarter performance. When he is finished I will conclude our prepared remarks with some of my thoughts about what the remainder of 2008 may have in store for RadNet.

MARK STOLPER:          Thank you, Howard, and thank you all for participating in
our first quarter conference call. I'm now going to briefly review our first quarter performance and attempt to highlight what I believe to be some material items. I will also attempt to give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance.

                       In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts minority interest in subsidiaries and is adjusted for non-cash extraordinary and one-time events taking place during the period.

                       With that said, I'd now like to review our first quarter 2008 results. For the quarter ended March 31st, 2008, RadNet reported revenue of $114.7 million. Revenue increased 8.4% from $105.8 million from the same quarter in 2007. Adjusted EBITDA during the first quarter of 2008 was $22.1 million. Adjusted EBITDA increased 8.5% from $20.3 million from the same quarter in 2007.

                       Overall, we performed 699,742 total procedures in the first quarter of 2008 as compared to 671,652 total procedures for the same period in 2007. This is an overall increase of 4.2%. MRI procedures increased 3.3%; CT procedures decreased 1.6%; PET/CT procedures increased 33.1%; and routine imaging procedures, which includes x-ray, ultrasound, mammography and all other exams, increased 4.8%. On a same-center basis, which measures sites only if they were open for the full period in both 2008 and 2007, MRI procedures increased 3.4%; CT procedures decreased 4.1%; PET/CT procedures increased 32.7%; and routine imaging procedures; this includes x-ray, ultrasound, mammography and all other exams, increased 2.4%.

                       Net loss for the first quarter of 2008 was $5.5 million or $0.15 per share compared to a net loss of $5.6 million or $0.16 per share reported for the same quarter of 2007. Affecting 2008 net income were certain non-cash and one-time non-recurring items, including the following: $951,000 of non-cash loss on the fair value of interest rate hedges related to the Company's current credit facilities; $700,000 one-time expense related to a payment to settle a business dispute; $532,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our $405 million credit facilities drawn down in November of 2006 in connection with the Radiologix acquisition, and the incremental term loans and revolving credit facility arranged in both August, 2007, and February, 2008; $454,000 of non-cash employee stock compensation expense related from the vesting of certain options and warrants; and approximately $400,000 bonus compensation paid to some of our physician groups as assistance in our transition to digital mammography.

                       With regards to some specific income statement accounts, interest expense for the first quarter of 2008 was approximately $13.6 million. This, again, was negatively impacted by the $532,000 of non-cash amortization of fees and $951,000 from the non-cash loss related to the mark-to-market of the interest rate hedge, both of which I touched upon earlier. Interest expense was higher in general as compared to the same period last year due to increased debt, predominantly from the two GE incremental term loans closed in August, 2007, and February, 2008, which we have substantially used to fund several recent acquisitions, including the Papastavros and Insight as well as fund our digital mammography program and certain center expansions.

                       For the first quarter of 2008, bad debt expense was $6.5 million or 5.6% of revenue. This is down from $7.6 million or 7.1% of revenue for the same quarter last year. Bad debt expenses decreased as a percentage of revenue, partly as a result of the growing of our imaging center revenue. This growth dilutes the contribution of the billings from hospital procedures interpreted by certain of our physician partners for which we receive a management fee. Hospital settings, as we discussed on the last call, regularly have bad debt expense that far exceeds that of free-standing imaging centers.

                       With regards to our balance sheet, as of March 31st, 2008, we had $468.2 million of net debt, which was net of approximately $8 million cash balance. At March 31st, 2008, we had a balance of $12.4 million drawn down on our $55 million revolving line of credit. Since December 31st, 2007, accounts receivables increased approximately $9.7 million resulting from increased business, acquisitions and the credentialing of new physicians staffing. We had working capital of $25.2 million at March 31st, 2008, as compared to $23.2 million as of March 31st, 2007. During the first quarter, we entered into capital leases of $12.1 million and repaid $4.4 million of notes and leases payable. We had cash capital expenditures net of asset dispositions of $9.5 million during the first quarter of 2008.

                       We are reaffirming our 2008 guidance as follows: revenue, our guidance range is, for 2008, $470 million to $500 million; for adjusted EBITDA, our guidance is $100 million to $115 million; for capital expenditures, our guidance range is from $15 million to $20 million of maintenance capital expenditures plus growth capital expenditures of up to an additional $25 million; our guidance range for cash interest expense is 46 to $52 million for 2008. Although we did not break out our guidance by quarter, as we said on the last conference call and also reflective of our first quarter 2008 revenue and EBITDA, we expect revenue and EBITDA will increase as the year progresses. This should be the result of the contributions from acquired operations and initiatives in progress that will come online throughout 2008.

                       With regards to our liquidity and capital resources, in February, 2008, GE arranged for us an incremental $75 million as part of our existing credit facilities. The incremental facility consisted of an additional $35 million as part of our second lien term loan and $40 of additional capacity under our existing revolving line of credit. The incremental facility was used to fund the acquisitions of Papastavros Imaging, a portion of our digital mammography initiative, our Insight acquisitions and for working capital.

                       With the recent increase size of our credit facilities, which we completed in one of the most challenging credit markets in recent history, we believe that our capital structure provides us sufficient flexibility to effectively execute our growth plans in the near term. Additionally, the difficult credit market has significantly impacted the access to capital of our competitors, especially the smaller operators. We believe this will result in further opportunities for us in the future.

                       During the quarter we substantially improved our controls over two areas of accounting that resulted in our making non-cash accrual adjustments to our 2007 financial statements and caused us to file our 2007 10-K during the extension SEC filing period. With respect to ensuring the collectability of accounts receivable, we formed a revenue committee which includes the participation of Dr. Berger, myself, our Director of Reimbursement Operations and other financial personnel. The committee meets every month to review the collection statistics applied to monthly and year-to-date gross charges, as well as review the collectability of the outstanding accounts receivable balances as of the end of each month. The committee reviewed and analyzed collection run-out statistics and compared cash collections to historical data and trends during the three months ended March 31st, 2008. We believe that the implementation of our revenue committee enhanced our controls and improved our ability to accurately value our accounts receivable balances.

                       With respect to the valuation of our incurred but not reported reserve associated with medical malpractice policy, we established the practice of engaging a third party actuary to assist us in determining our IBNR as of the end of each quarter. We used this consultant in determining our IBNR reserve as of March 31st, 2008.

                       I'd like now to turn the call back to Dr. Berger, who will discuss his views with respect to 2008 and make some closing remarks.

DR. HOWARD BERGER:     Thank you, Mark. We remain very optimistic and
enthusiastic about RadNet's future. We have accomplished a great deal in a short period of time. Our focus in the second quarter will be on maximizing the benefits from our recent initiatives and investments. In an industry which requires further consolidation, RadNet will continue to evaluate other opportunities which are available to further our growth during the latter half of 2008.

                       During 2008 we will look to expand our breast oncology operation, Breastlink, to other markets outside of Orange County, California. We remain convinced that providing an efficient and comprehensive continuum of care to women with breast cancer ranging from diagnosis to treatment is a model that can and should be replicated in other markets. In the very brief time since we announced Breastlink we have received an outpouring of support within the Orange County, California community and neighboring areas. We think that Breastlink might be one of the most important initiatives we have within RadNet at this time.

                       Additionally, as the year progresses, we will continue to look for ways to optimize our capital structure. We have noted significant improvements in the credit markets over recent weeks. We remain interested in ways in which we can lower our cost of capital, provide capital for expansion and increase our operating and financial flexibility. We continue to dialogue with GE and other financial advisors regarding capital opportunities.

                       Operator, we are now ready for the question and answer portion of the call.

OPERATOR:              Thank you. The question and answer session will be
conducted electronically. If you'd like to ask a question, please do so by pressing the star key, followed by the digit one on your touchtone telephone. Also please deactivate any mute function before signaling to be sure your signal will reach our equipment. Once again, that's star, one for questions. We'll pause for a moment to assemble our roster.

                       And we'll take our first question from Brian Tanquilut with Jefferies & Company. Please go ahead.

BRIAN TANQUILUT:       Thank you. Good morning, guys.

DR. HOWARD BERGER:     Morning, Brian.

BRIAN TANQUILUT:       Hey, Howard, I guess the first question, it seems like
you're very excited about all of these initiatives that you did in Q1. If, have you, if you can just walk us through maybe more, or give us more details on Breastlink and what that will entail to roll it out and, you know, the investments required to do that? As well as, you know, the digital mammo, now that it's complete in Maryland, if you can give us just sort of a description on what that entailed in terms of, you know, operation, on an operational level?

DR. HOWARD BERGER:     Okay, well let me discuss the Breastlink portion of that
first. The Breastlink initiative is, was primarily conceived of a need within, you know, women's healthcare and management of breast cancer whereby the process of both diagnosing and then ultimately defining the treatment for breast cancer can often be a very lengthy and exhausting process for women. What we have done with our first initiative of this in Orange County is to bring together the three primary professionals that are responsible for bringing this disease under proper diagnosis and treatment, namely imaging, surgical and oncologic professional services.

                       By doing this all under one roof, literally and figuratively, we believe we can dramatically shorten the amount of time that, from screening mammography to the determination of the actual treatment, condensing that into perhaps as little as a one-week period. This will both help from a mental, as well as a treatment standpoint, to provide the best possible outcome. But the primary driver of this is the ability to incorporate all of this in a continuum of services that starts with imaging and then relies on imaging to best diagnose and determine the most appropriate treatment.

                       In the last several years, it has been rather obvious to people in the treatment of breast cancer that imaging is essential to that process. The development of sophisticated breast MRI procedures, PET/CT scanning, biopsy capabilities under ultrasound, MRI and stereotactic guidance, the ability to do digital mammography itself, which has better resolution and detail, all have helped to provide earlier and earlier diagnosis. It shouldn't, it should also not be overlooked that there now are specific June (sp?) typings that have been identified that put certain women with breast cancer, or who will ultimately get breast cancer, at very high risk and the effectiveness of being able to diagnose this early on through breast MRI scanning and PET/CT scanning is critical to the best possible outcome.

                       So in our primary center in Orange County, this was driven because of the relationship with the individuals in the surgical and the oncology areas who have now become part of our professional group, all both desirous and willing to work together to create this effective outcome. Our goal is to try to leverage this same model, primarily at those centers where we have extensive mammography capabilities already. There is an additional five regions in southern California plus at least two or three regions that we've already identified on the east coast where we think that this model could be very effective and necessary for continuing the benefits primarily to the breast cancer patients.

                       So once we've incorporated this particular first initiative in Orange County in a way that gives us, not only the ability to do this under one roof, but effectively transition us into the management of oncology services itself, which is something new to the Company but which we feel we can, and are rapidly getting our hands around in dealing with issues of chemotherapy and other forms of diagnosis and treatment, we will be able to roll this out. And we have some early plans for this, which will primarily focus initially in our Palm Springs market and in the Ventura and San Fernando markets, where we have very extensive resources for doing mammography, MRI and the full spectrum of services here.

                       Going back to digital mammography, the first quarter and end of the fourth quarter of 2007 were challenging for the Company because of the rapidity and expediency which, with which we felt the need to implement digital mammography, primarily on the east coast. That initiative wound up having us put into operation almost 40 digital mammography systems. As I've mentioned before on previous calls, the reimbursement increase for this is approximately 60% of what we would get paid for analog mammography, plus it gives us additional throughput and volume resources, which we are beginning to already tap into because of backlogs that we have in many of our markets and which should also increase revenue disproportion to what the growth in mammography has been prior to the implementation of digital mammography.

                       So the first quarter in particular was challenging, given the fact that when you introduce digital mammography you have to go ahead and train all of the personnel, not only the technologists, but the physicians, to learn the new protocols and methods in which you now go from film screened handling of the images to the monitor and computer handling of images. This generally results in a slowdown of our business because of the need to make it very effective in the educational process, but which once it's finished, then allows us to accelerate our volumes, both to normal levels as well as the increasing levels that we've seen.

                       In the Maryland market where we did, or will do I should say, this year about 250,000 mammograms, the response from the community, our referring physicians and our radiologists has been overwhelmingly positive. The market is very rapidly adopting digital mammography as a state-of-the-art requirement for people that are going to continue to involve themselves in this part of their radiology and imaging practices, and perhaps most importantly, it is a way for us to access the one modality where we have less competition and the greatest demand.

                       So the overall process of going to digital mammography and then ultimately ratcheting up the leverage that we get with that to get into breast cancer disease management, not only as we've done it in Orange County but potentially in other relationships that we might want to pursue with some of our current and future hospital partners, represents what we believe to be a very dynamic opportunity for enhancing revenues growth in RadNet for the long-term future.

BRIAN TANQUILUT:       Thanks for that great answer, Howard. Mark, just a
question, you know, there's been concern about Medi-Cal and obviously they're looking to cut physician payment rates by about 10%. What's your exposure there?

MARK STOLPER:          Sure. Sure, Brian. Medi-Cal, which is, for everyone on
the call, the California portion of our Medicaid book of business, is roughly about 1% of the overall net revenue of the Company. The early discussions I've heard about, the cut is somewhere in the 10% reimbursement range, Brian. Is that consistent with what you've heard?

BRIAN TANQUILUT:       That's about right, yes.

MARK STOLPER:          Yes, so the cut for us in exposure that we have to
Medi-Cal and to this cut is fairly  nominal for the Company to absorb.

BRIAN TANQUILUT:       And then the cut that they're proposing, that's only
going to be in the professional reimbursement rate?

MARK STOLPER:          I'm not entirely clear on that, Brian.

BRIAN TANQUILUT:       Okay.

MARK STOLPER:          I mean if it were, if that were true, then the cut would
be about 20% of what I just said, meaning that the physician component on average relative to the overall reimbursement, the physician component as opposed to the technical book component, you know, average is roughly 20%.

BRIAN TANQUILUT:       Okay. And then, you know, we've had, we've heard a lot of
chatter about the RBMs being active in Rochester. If you can just give us some comment on that one?

DR. HOWARD BERGER:     Yes, back in October of 2007 the largest carrier in the
Rochester market, or insurer I should say, Accelus (sp?), which is the Blue Cross provider, I believe, maybe Blue Cross and Blue Shield, up in that market engaged CareCore in a pilot project to implement radiology utilization management. That did have an impact going into late `07's fourth quarter and the beginning of the first quarter in terms of reduction of our MR and CT volumes. We, being the largest outpatient provider in the Rochester market, along with other hospital organizations as well as the physician community, expressed our displeasure and concern about the quality of care that was being impacted by the pilot project initiated with CareCore.

                       And at this point I'm happy to report that we believe that the project has essentially been curtailed at this point in time and may be eliminated altogether. I think this is an example wherein a very, in a small but significant market to us, the providers of all levels, not only imaging but physicians, recognize that there was not the need for this kind of introduction of oversight management. One of the things that distinguishes Rochester perhaps from some of the other markets is that we don't believe that the overutilization that is seen in other markets is part of the Rochester landscape because there is not the physician self-referral issue. Rochester somewhat uniquely has regulations in place that prevent individual physicians or other imaging providers from putting equipment in without getting approval of the various local agencies there to ensure reimbursement.

                       Therefore, we don't see in the Rochester market very much in the way of imaging equipment into private physician imaging offices, which we believe has been the primary driver of the overutilization that is now generally recognized in our community, or in our industry I should say, over the past perhaps five to 10 years. So this had more of an unintended impact in the quality and the expediency with which the physicians in that community and the providers, principally us and a couple of the larger hospitals, were capable of delivering to the community and there was a substantial pushback, which we believe has been successfully challenged at this point in time.

BRIAN TANQUILUT:       Okay. Last question, Howard, what are we seeing in terms,
you know, the equipment market? I know GE has talked about how we, that business has been for them. What are you seeing out there right now?

DR. HOWARD BERGER:     Well what we see for ourselves is diametrically opposite
from what we hear and see elsewhere. To the extent that you could get information from the major equipment vendors about what their sales are into the outpatient, non-hospital affiliated imaging providers, it would not at all surprise us to see that the drop-off in purchasing is well beyond 50% from the same time last year. It is clear, as we survey the landscape and field the numerous requests that we get about acquisition opportunities, that the outpatient market has substantially pulled back in their purchasing and which I believe represents further opportunity for consolidation in this market.

                       We have been aggressive in this first quarter with our digital mammography initiative, as well as some new MRI scanners and PET/CT scanners that have gone into place, so I don't think anybody can look at our activity and feel that it is a benchmark for the rest of the industry. The rest of the industry, I think, is in even greater chaos and turmoil now than it was earlier this year and at the end of last year, and I think GE's results, as well as results that have been reported from Siemens and other manufacturers, amplify this, and I don't see this changing dramatically here for at least another two quarters or maybe even two to three years.

BRIAN TANQUILUT:       So is it safe that prices for these machines have come
down or that there's a secondary  market out there?

DR. HOWARD BERGER:     I think there's a very aggressive secondary market, which
we are taking advantage of, and I think that the pricing in general for what, for people who are in the market to purchase equipment, has substantially softened, and we are taking advantage of this. Also, the larger we get in RadNet, the better that we can move assets around within our organization and maximize the useful life of this equipment. So we're not always buying new equipment or any equipment at all; sometimes it's just moving equipment from some centers that we look to upgrade and then utilizing that equipment in other operations. We will talk, perhaps, more about that after our second quarter results with initiatives, for example, that we're current, that are currently under way in our New Delaware market.

BRIAN TANQUILUT:       Okay. Thank you.

OPERATOR:              Thank you. And we'll take our next question from Rob
Mains with Morgan Keegan.  Please go ahead.

ROB MAINS:             Good morning. Mark, thanks for the same-store numbers. Do
you have the overall same-store procedure growth?

MARK STOLPER:          Yes. Overall same-store procedures, which includes both
the advanced imaging and the routine imaging, was 2.4%.

ROB MAINS:             Okay. Any particular reason for the slowdown in CT?

DR. HOWARD BERGER:     Rob, I'll take that question. I think the slowdown in CT
was the result of perhaps two or three events. First off, many of you have seen some of the information that had come out in a couple of articles in the medical literature about x-ray dose exposure from CT scanning. I think that that did have a bit of a chilling effect on a number of referrers and patients. While I believe that article is overstating the issue, nonetheless I believe that there were a number of people who began to question the need for CT scanning as a, as extensively as it's being done. We, of course, don't feel that way, but we did feel I think some initial impact from that, number one.

                       Number two, at least in the Rochester market where we do a lot of CT scanning, the CareCore impact in the end of the fourth quarter and into the first quarter did have some impact in that market, which is a very high volume one for us. And thirdly, I think just in general the beginning of the year given that CT scanning is a little bit more used for acute medical problems versus MRI scanning, which tends to be used more as an elective procedure for less acute, tends to be a little bit less at the beginning of the year given issues surrounding deductibles and just people perhaps putting off some of that a little longer than they have. I expect our volumes in the second quarter will be more consistent with the growth rates that we're seeing with the other modalities.

ROB MAINS:             Got you. And then also, Mark, if I look at the same-store
numbers, if you (sp?), kind of similar to the overall even though you added some equipment. Are, like Yonkers and Pleasanton, are those included in same-stores?

MARK STOLPER:          We did keep Yonkers and Pleasanton in the same-store
results, which I, which essentially hurts us a little bit because they were fully obviously operational in Q1 of 2007 and because of the replacement of those centers in 2008, the contribution of those centers in the Q1 2008 were much less.

ROB MAINS:             Could you describe the replacement? Are they, you know,
bigger or smaller, you know, better equipment? What's sort of the rationale behind them and what you've accomplished?

DR. HOWARD BERGER:     Yes, I'll take that one, Rob. Both of these centers were
centers that had long suffered from under-investing and that in order to keep competitive in those markets, really needed to have substantial upgrades. It was determined by the Company that in both instances, we were unable to do the upgrading of those centers in their current facilities, so we aggressively looked for new locations in those same markets that I'm talking about, relatively close distances, a mile or two away, where we could begin the process of transitioning, not just the upgraded equipment but essentially building up brand new centers.

                       So in both cases, the centers were probably doubled in size and virtually every piece of equipment was replaced to accommodate what we anticipate would be substantially greater volumes that we are likely to be the beneficiaries of, both because we're, we have newer equipment and better facilities and that there was business, we believe, not necessarily being directed to both of those centers due to the equipment, as well as the facilities themselves being less attractive. So we would expect in the subsequent quarters here to benefit significantly in volume in both of these locations.

ROB MAINS:             Got you. When do the new locations open, please?

DR. HOWARD BERGER:     The new location in Yonkers opened up at the end of
April, the last week of April. The new location in Pleasanton is opening up, I believe, very close to the end of May here.

ROB MAINS:             Okay. And then just a couple of others. First of all,
digital mammography, did I hear right that you get a 60% higher payment?

MARK STOLPER:          Yes, digital mammography using film screen averages about
$80 in a, for reimbursement right now. That jumps up to about $130 when you implement digital mammography.

ROB MAINS:             Okay. And last question, just generally, you touched on
this situation in Rochester. Could you describe sort of where managed care and private insurance pricing is in general for you?

DR. HOWARD BERGER:     Yes, we're very comfortable with our pricing. We have not
seen any significant efforts on the part of providers to, excuse me, payers to lower reimbursement. It's really I think more of an effort like we saw in Rochester to control utilization. And several of them, which have made public announcements that they have attempted to implement some management for radiology utilization will probably be more of their focus, I believe, rather than that associated with trying to lower reimbursement.

                       That being said, again, I would like to remind everybody that part of the RadNet strategy of being multi-modality and in, you know, trying to be in geographic markets where we have dense assets, should be providing us opportunities to meet with our larger payors and have a better voice in determining what the reimbursement will be going into the future. So, while we're not seeing any pressure today of any consequence on the downside on reimbursement, we hope that that trend may actually turn positive for us, which it already has begun in a couple of smaller situations in other markets that, where we have that kind of density and negotiating leverage.

ROB MAINS:             So in aggregate you're seeing pricing as kind of flattish
right now?

DR. HOWARD BERGER:     Yes.

ROB MAINS:             Great. That's all I needed, thanks.

DR. HOWARD BERGER:     Okay.

OPERATOR:              Thank you. And we'll take our next question from Darren
Lehrich with Deutsche Bank. Please go ahead.

DARREN LEHRICH:        Thanks, good morning. I just wanted to follow-up on the
last question regarding pricing. Can you, Mark, give us the same-store revenue? I think you gave us the scan numbers on a same-store basis, but do you have anything to say about same-store revenue?

MARK STOLPER:          Yes, Darren, because pricing was essentially flat
year-over-year, the same-store sales revenue is appreciably the same as the same-store sales volumes.

DARREN LEHRICH:        Okay, so about 2.5%?

MARK STOLPER:          Correct.

DARREN LEHRICH:        Okay. And can you talk a little bit about the Baltimore
market? I know you, you know, you've announced a restructuring of one of the joint ventures there and just remind us in the second quarter and going forward what kind of impact that may have to consolidated revenue? I just want to make sure we're thinking about that situation in the context of the revenue you'll be reporting on a consolidated basis.

DR. HOWARD BERGER:     Darren, I'll take that one. Both, the two, two of the
three largest joint ventures that we have in the Maryland market, one with St. Joseph's Hospital in Townsend (sp?) and Carroll County Hospital in Carroll County, were restructured in the December period of 2007. In the case of Carroll County, we actually owned 25% of the joint venture, and we bought up our interest of 40%. That center was already unconsolidated in the way we've reported our results, so we, in the EBITDA and in the income section there is no contribution from a revenue standpoint for that center.

                       The opposite is true really of St. Joseph's in Townsend where we owned 50, excuse me, 75% of that joint venture and the hospital bought up to a 51% ownership, and we now own 49%. However, through that process we increased our management contract, actually we increased our management contract in both ventures. In the case of St. Joseph it went from a consolidated, so revenues in 19, in 2007 included the revenues from the joint venture, and then we showed the minority interest participation to an unconsolidated. So prior to 2008, we were generating about $5 million of revenue, which is no longer there. So that would be about a million and a quarter, roughly speaking.

                       In both joint ventures, though, while we either increased or lowered our percentage and we're now a minority partner in both, we increased our management contract substantially, generally from about 5% to, in one case, to close to 11% all in and in the other from about 9% to 12. But more importantly, in the case of St. Joseph's, we dramatically expanded the operations to include not only MRI and CT, which is what existed prior to 2008, but now the hospitals PET/CT scanning, which had just gotten into expansion of their routine imaging and particularly digital mammography, which has almost doubled the amount of mammography we're now doing there, as well as having ultrasound and all routine imaging as part of the joint venture.

                       So what will be happening in that case, while we have eliminated $5 million approximately of revenue prior to the, prior to it moving to an unconsolidated, the revenue from that center is now dramatically increasing, and we expect the results from both of these joint ventures to have significant impacts in the 2008 results, which we began to see in the first quarter and which should accelerate dramatically through the remainder of the year.

DARREN LEHRICH:        Okay, that's helpful refreshing me there. And then just
stepping back and thinking about just management fees overall, Mark, can you just give us an idea of what they were in the first quarter here? I know there's other, you know, elements to that besides management fees from ventures like this, but just help us understand what that management fee stream is right now on a quarterly basis?

DR. HOWARD BERGER:     On a quarterly basis, if we eliminate the management fees
from the joint venture, Darren, is that what you're talking about?

DARREN LEHRICH:        Yes, I mean, you know, including those, however you want
to discuss it, but you know, I know you've got the RadNet management subsidiary as well, but I just want to get a sense for what, you know, what those fees are.

DR. HOWARD BERGER:     Yes, the management fees for the Company, besides those
that come from a management fee related to the joint ventures, generally run about $1.5 million a quarter. That's what we call our corporate revenue outside of the joint venture management fee. Of that, about half of it comes from RadNet managed imaging services, approximately 250,000, excuse me, $750,000 a quarter for the oversight of the, currently the old Nidick (sp?) imaging centers, as well as some other smaller opportunities that we have.

DARREN LEHRICH:        Okay, that's great. And then, Howard, you know, I guess
we heard you comment here about, you know, the expectation that you would return to some acquisitions in the second half. I guess, just in the interim, can you give us some commentary about how you are thinking about, you know, maybe waiting on some deals that might look attractive at this point while you continue to absorb the things that you've acquired over the last 12 months, you know, that probably is a little bit of a balancing act? But give us a sense for how we ought to be thinking about, you know, you basically delaying some acquisitions perhaps as you absorb some of these things?

DR. HOWARD BERGER:     Yes, I don't know if we're delaying the acquisitions that
we are evaluating as much as just trying to determine appropriate timing and pricing for them. I believe that, you know, once we get past the second quarter here, some of the numerous, there's probably at least a dozen different transactions that are in various stages of valuation here. And just given the timing that we need to complete our due diligence, to try to negotiate these deals and ultimately absorb them, pushes them into the third or fourth quarter of this year.

                       But all of these are opportunities that we're looking at in our current markets. And I believe, consistent with information that I've talked about before in terms of acquisition, multiples of three to five are still very much consistent with what we see those opportunities to be. If anything, we see perhaps those multiples in many of these cases being driven down more towards the lower end of that range rather than the higher. But we will continue to be diligent and look for these opportunistic ways of growing the Company's revenue and also, and perhaps more importantly, helping to solidify our presence in these markets to enable us to better push back on reimbursement opportunities.

DARREN LEHRICH:        Okay, great. And just last thing for me here, Mark, I
know you alluded to this in your prepared remarks, but just in terms of thinking about a more optimal capital structure, can you help us at least just frame what, you know, what kinds of things you're looking at at the moment?

MARK STOLPER:          Sure. I mean, I think everything is on the table at this
point. I mean we're having dialogue with both GE, as well as other advisors, as to opportunities to potentially lower the cost of capital on the credit side. And that could be anything from similar types of structures that we have today, meaning in the private credit markets, to looking at, you know, public debt such as high yield bonds which, and that market has come back very favorably recently. So I think we're looking at all, you know, at all alternatives at this point. And, you know, we're going to be evaluating them over the next couple of quarters, and you probably will hear more from us in the coming months.

DARREN LEHRICH:        Great. Thanks, guys.

MARK STOLPER:          Thank you.

OPERATOR:              Thank you. And we'll take our next question from Gary
Goldstein with Mithra Research. Please go ahead.

GARY GOLDSTEIN:        First of all, guys, congratulations on the quarter. That
was a good quarter. We've been getting some questions and I wanted to, I guess, continue just a little bit on the breast disease management initiative. When you guys find a center, what are you guys looking at as far as replication goes? How easily will you be able to replicate this and are you guys pursuing further acquisitions in this area?

DR. HOWARD BERGER:     I'll answer that question, Gary. The way that you
replicate this is to really base the opportunity around the imaging portion of this; I can't emphasize that enough. When you look at surgeons that specialize in breast cancer, and when you look at oncologists that special in this, they are both very challenged today because of reimbursement issues, particularly on the oncology side, which has had a dramatic effect on their practices due to the changes in reimbursement on chemotherapy.

                       As a result, many of these practitioners are having challenges trying to manage their practices and optimize their income in ways that they never had the need to before. But what really drives the process is for us to look at areas where we either currently have substantial imaging resources, particularly with mammography, and then compliment those either with the existing practitioners that, whose practices that we've already absorbed or adding to those practices by keeping this under one roof, if you will, or one professional group.

                       So we first would look at where do we have the substantial imaging resources and volumes that will continue to drive the detection and treatment, or the diagnosis and treatment of breast cancer rather than look at it in how do we, do we have an oncology practice that we'd like to acquire but where we don't have the imaging resources to benefit from incorporating that practice there. So to the extent that if you went to our website and you saw those centers where we more aggressively market mammography and women's health services, of which there's as I've mentioned before about a half a dozen just in southern California, those are the places where we would look to try to incorporate the other professional activities underneath the banner of Breastlink that we have now done for this first project.

                       So I really want to emphasize that the driver for us in this is not to get into, you know, practice management for cancer specialists and practice management for surgeons. It's to really bring their practices into the realm of our very, of our larger and more substantial imaging centers and those that are driven very much by mammography into this comprehensive model. So I think, I'm glad you've asked the question because I think it's important for people to recognize that imaging is, like it is in so many other of the specialties out there, whether you talk about orthopedics, neurology, cardiology, even kidney, are very much becoming more and more dependent on imaging. It just so happens that breast cancer is now very paramount with its need to have imaging closely related to it and where we believe we can leverage up at those centers by incorporating these other specialties into our existing operations.

GARY GOLDSTEIN:        Right. So taking a look from 20,000 feet, this represents
a gigantic opportunity; am I wrong in that?

DR. HOWARD BERGER:     Well, I don't think you're wrong in that. The extent to
which we go into it, I will give you some statistics which are, you know, fairly well publicized in the oncology literature.

GARY GOLDSTEIN:        I would appreciate (inaudible).

DR. HOWARD BERGER:     But approximately one out of every eight women will
develop breast cancer, and approximately five out of every 100 screening mammograms that we do will ultimately get detected to have breast cancer. Well if, for example, I were to take Maryland where we will do, you know, 250,000 mammograms, that means that if you multiply five times 250 that operation currently will detect somewhere between 1,200 and maybe 1,500 breast cancers by itself. Putting it in perspective, we believe that we do in Maryland approximately a third to maybe as much as 40% of all the mammography in the State of Maryland. So by being able to perhaps carry this initiative into a more comprehensive approach to breast cancer, you can begin to see the opportunities that this represents for us in somewhat of a unique way. While oncology in general does have imaging as a critical part of it, it's nowhere near the level that is now required when you deal with breast cancer.

GARY GOLDSTEIN:        And I appreciate that. And approximately how many other
centers are being upgraded, just if we could stick with mammography for a second? How many other centers are being upgraded to digital mammography? And as a second part, did I understand correctly that you guys expect to have all the Papastavros Centers upgraded by the end of June?

DR. HOWARD BERGER:     Yes. The answer to the second question, we already I
believe have half of the systems already transitioned from analog to digital mammography in the four major Papastavros Centers. The other two will be done before the end of this quarter. And just in general, Gary, to answer your question, we expect that 100% of all the mammography done in RadNet Centers will be digital by the end of this year. We're currently probably at 75 or 80% of that number now.

GARY GOLDSTEIN:        Okay. And I'm sorry, did I miss cap ex for the Q?
(Unintelligible).

MARK STOLPER:          Yes, let me just get you the numbers here.

GARY GOLDSTEIN:        Well thanks, Howard.

DR. HOWARD BERGER:     While Mark's looking for that, Gary, let me amplify on
one perspective here. In this particular initiative in Orange County the group on the oncology side whose practice we absorb, is seeing 600 to 700 cancers, breast, new breast cancers a year. All of those patients will ultimately get their imaging and follow-up examinations within the RadNet network as we begin to transition their practice. We were seeing very little, if any, of that prior to the acquisition.

                       More importantly, the surgeon whose practice we brought underneath our professional umbrella was, sees approximately 200 to 250 new breast cancers a year and the breast wing (sp?) practice was not seeing any of those cancers from that surgeon. So we now have a comprehensive approach to this where all of the imaging, all the new breast cancers and all the required, you know, surgical procedures will be done for approximately 1,000 new cancers that will be detected over the next 12 months from the integration of these three practices and...

GARY GOLDSTEIN:        Ouch, so this really could be huge.

DR. HOWARD BERGER:     Well, I, we're very excited about this, to say the least,
and I think, I can't emphasize enough how important this initiative is to develop other revenue lines and to incorporate, I think, opportunities within imaging that didn't exist prior to us getting this initiative off the ground. And I think you'll be hearing a lot more about this, both with the current initiative, as well as other things that we're doing to expand this opportunity through the upcoming quarters.

GARY GOLDSTEIN:        That's great. And what kind of backlogs were you guys
experiencing in Maryland? And has it been similar in Delaware, the mammography I'm talking about?

DR. HOWARD BERGER:     Yes. In Maryland it was more prominent than it is in
Delaware, but it wasn't unusual for us to have centers with two and three-month backlogs. Not all of them, so I don't want that to be necessarily taken beyond. But right now we're able to access those backlogs and that's one of the reasons why part of our model, at least in certain of the centers in Maryland, we believe we can triple our, what had been our standard growth in mammography. Mammography had been growing at about 5% annually in the Maryland market. We believe in many of our centers, not necessarily all of them, but in many of those centers that growth may be as much as 15% this year.

MARK STOLPER:          Gary, to answer your question on cap ex during the
quarter, our net cash cap ex for the quarter was $9.5 million. We also entered into capital leases meeting finance cap ex of $12.1 million during the quarter. A substantial portion of which, you know, were the, of the cash cap ex were for the Hologic digital mammography machines.

GARY GOLDSTEIN:        Appreciate it very much. Great quarter, guys.

MARK STOLPER:          Thank you.

OPERATOR:              Thank you. And we'll take our final question from Gary
Lieberman with Stanford Group. Please go ahead.

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

RYAN HALSTEAD:         Thank you. This is Ryan Halstead in for Gary Lieberman.
Just one question, I was hoping you could maybe give some detail on your operating expenses? If I exclude the employee stock compensation, it looks like it increased year-over-year as a percent of revenue. Any detail or any commentary on that would be helpful. Thanks.

MARK STOLPER:          Sure. It did increase and when we file our Q later today
you'll see a table in there that breaks out the portion of the increases. The majority of the increase in the operating expenses is a result of a, you know, a larger base of business, meaning the salaries of employees related to the additional centers that we acquired. G&A did go up a little bit as we continue to build our infrastructure to manage a greater portion, a larger book of business. However, I don't see that continuing to increase substantially as we add additional revenue to the Company. So you'll get a pretty detailed table in the Q today.

RYAN HALSTEAD:         Great, thanks.

OPERATOR:              Thank you. That concludes our question and answer
session. At this time, I'd like to turn the call back over to Dr. Howard Berger for any additional or closing remarks. Please go ahead.

DR. HOWARD BERGER:     Again, thank you all for spending a portion of your day
listening to the RadNet earnings call. I hope we've been able to impart information about not only this quarter, but more importantly, the future quarters that are ahead of us. As I said before, we remain very enthusiastic about the Company's opportunity, and we eagerly look forward to the next earnings call we'll have, which we'll be able to talk about the second quarter results and give you perhaps even greater insight into all the investments and initiatives which the Company has undertaken here over the last six months.

MARK STOLPER:          Thank you.

OPERATOR:              Thank you. That concludes today's conference. We
appreciate your participation. You may now disconnect.



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